EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Resources Announces New Board Appointment

Coeur d’Alene, Idaho – February 12, 2015 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) is pleased to announce that following his appointment as the Company’s President and Chief Executive Officer, Kiran Patankar has been added to the Company’s Board of Directors.

Mr. Patankar is a mining professional with over 10 years of international work experience in investment banking, operations management, geology, and engineering.  Prior to joining the Company in January 2015, he spent 7 years in the Canadian investment banking industry where he focused on advising clients ranging from junior growth companies to senior mining companies on capital raising and mergers & acquisitions. He was recently Managing Director, Mining Investment Banking of Mackie Research Capital Corporation from January 2012 until December 2014. Prior to that, he was Vice President, Metals & Mining Investment Banking at Macquarie Capital Markets Canada Ltd. from August 2007 until December 2011. Between 2000 and 2006, he worked in the mining industry for 4 years as a geologist and engineer and in the construction materials industry for 2 years in operational and business development roles. Mr. Patankar holds a B.S. in Geological Engineering from the Colorado School of Mines and an MBA from the Yale School of Management.

Mr. Patankar will not receive any additional compensation to serve on the Company’s Board of Directors.  His compensation will remain as previously disclosed pursuant to his appointment as President and Chief Executive Officer of the Company.

About Timberline Resources

Timberline Resources Corporation is focused on advancing and developing its 23 square mile Eureka project lying on the Battle Mountain-Eureka gold trend in Nevada.  The Company continues to advance the NI 43-101 resource(1) of 508,000 ounces (M&I) and 141,000 ounces (Inferred) of gold at the Lookout Mountain project area in addition to advancing the exploration target(2) of 180,000 – 200,000 ounces of gold at the Windfall project area into NI 43-101 compliance.  Exploration potential across the project area is lying along three separate structural trends, each wtih distinct geochemical gold anomalies.  The majority of the project area has yet to be drill tested.  Historic production from heap leach mines took place at Lookout Mountain and Windfall mines, both located on the Company’s Eureka property.  Timberline also owns the Seven Troughs property in northern Nevada, known to be one of the state’s highest grade, former producers, as well as a carried-to-production interest in the Butte Highlands high-grade underground gold project in Montana.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Mr. Steven Osterberg, Ph.D., P.G., Timberline’s Vice-President of Exploration, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved disclosure of the technical contents of this news release.

(1) Refer to Updated Technical Report on the Lookout Mountain Project, MDA, Effective March 1, 2013, Filed on SEDAR April 12, 2013

(2) Exploration target includes 6.9 m – 8.6 m tons @ .024 - .027 opt gold.  The potential quantity and grade are conceptual in nature and there has been insufficient exploration to define a mineral resource, and it is uncertain if further exploration will result in the target begin delineated as a mineral resource. A block model was established covering the length of the Windfall fault zone and gold grades were estimated using 10-foot down hole composites from drill data

Cautionary note to U.S. investors concerning estimates of measured and indicated resources: This press release uses the terms "measured resources", "indicated resources" and "measured & indicated resources." We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under United States Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The term "contained gold ounces" used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

Cautionary note to U.S. investors concerning estimates of inferred resources: This press uses the term "inferred resources". We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The term "contained gold ounces" used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the Company’s exploration programs or the potential advancement of our portfolio of properties.  When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to obtaining shareholder and regulatory approvals, market risks, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2014.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For Further Information Please Contact:

Kiran Patankar

President and Chief Executive Officer
Tel: 208-664-4859

E-mail: info@timberline-resources.com

Website: www.timberline-resources.com

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